CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 333-124463 on Form N-1A of our report dated June 24, 2013, relating to the financial statements and financial highlights of Managed Account Series (the “Funds”), comprising BlackRock U.S. Mortgage Portfolio, Global SmallCap Portfolio and Mid Cap Value Opportunities Portfolio, appearing in the Annual Report on Form N-CSR of the Funds for the year ended April 30, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 27, 2013